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                                                                     Exhibit 8.1

                         [BAKER & HOSTETLER LETTERHEAD]



                                October 22, 1996





Boykin Lodging Company
Terminal Tower, Suite 1500
50 Public Square
Cleveland, Ohio  44113

Ladies and Gentlemen:

         We have acted as counsel to Boykin Lodging Company, an Ohio corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") filed with the Securities and Exchange commission on June 19, 1996 (No. 333-6341), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 9,516,250 common shares, no par value, of the Company, the Company's contribution of substantially all of the net proceeds of the Offering to Boykin Hotel Properties, L.P., an Ohio limited partnership (the "Operating Partnership"), in exchange for a general partnership interest in the Operating Partnership and a note convertible into general partnership interests in the Operating Partnership. You have requested our opinion on certain federal income tax matters in connection with the Offering.

         The Operating Partnership intends to acquire equity interests in certain existing hotels and associated personal property (the "Initial Hotels"). The Operating Partnership will lease each of the Initial Hotels to Boykin Management Company Limited Liability Company ("BMCL"), an Ohio limited liability company (the "Lessee"), pursuant to substantially similar operating leases (the "Percentage Leases"). BMCL will operate the Initial Hotels under the Percentage Leases.

         In connection with the opinions rendered below, we have examined the following:

         1. the Company's Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Ohio;

         2. the Company's Code of Regulations;

         3. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

         4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership;


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         5. the Percentage Leases between the Operating Partnership and the
Lessee; and

         6. the intercompany convertible note evidencing the loan by the Company to the Operating Partnerships as described in the Prospectus;

         7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed generally that:

         1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

         2. during its short 1996 taxable year ending December 31, 1996 and subsequent taxable years, the Company will operate in such a manner that will make the representations contained in the Representation Letter, dated October ___, 1996 and executed by a duly appointed officer of the Company (the "Representation Letter"), true for such years;

         3. the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year; and

         4. each Limited Partner has full power, authority, and legal right to enter into and perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby.

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Representation Letter.

         For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Representation Letter, or the Prospectus. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

         In addition, to the extent that any of the representations provided to us in the Representation Letter are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder (the "Regulations"), we have reviewed with the individuals making such representation the relevant portion of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such representations.

         Based on the documents and assumptions set forth above, the representations set forth in the Representation Letter, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

                  (a) commencing with the Company's short taxable year ending December 31, 1996, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's proposed method of operation will


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         enable it to meet the requirements for qualification and taxation as a
         REIT under the Code;

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion contained therein fairly summarizes the federal tax considerations that are material to a holder of the Common Shares;

                  (c) the Operating Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as corporation or as a publicly traded partnership; and

                  (d) there should be no negative federal income tax consequences to the shareholders of the Company or resulting from the conversion (or lack of conversion) of the intercompany convertible note evidencing the loan from the Company to the Operating Partnership.


We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

         The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, or the Operating Partnership from being classified as a partnership for federal income tax purposes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Baker & Hostetler under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.

         The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and may not be relied upon for any purpose by any other person without our express written consent.


                                          Very truly yours,


                                          /s/ Baker & Hostetler